Calculation of Filing Fee Tables

S-8
(Form Type)

LEE ENTERPRISES, INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unity (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	500,000 shares	$8.51	$4,255,000	.00015310	$651.44
Total Offering Amounts					$4,225,000		$651.44
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$651.44

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.
(2)     Estimated in accordance with paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sale prices of the common stock on The Nasdaq Stock Market LLC on March 10, 2025, a date that is within five business days prior to filing.